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                                                                    EXHIBIT 12.1


SUMMIT PROPERTIES PARTNERSHIP, L.P.
CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998
(Dollars In Thousands)


                                                      Three Months      Nine Months
                                                          Ended            Ended
                                                      September 30      September 30
                                                      ------------      ------------
Funds from operations before fixed charges:
    Income (loss) before extraordinary items            $ 7,892          $30,652
    Interest:
      Expense incurred                                    8,181           22,627
      Amortization of deferred financing costs              211              724
                                                        -------          -------
      Total                                             $16,284          $54,003
                                                        =======          =======

Fixed charges:
    Interest expense                                    $ 8,181          $22,627
    Interest capitalized                                  1,723            4,352
    Rental fixed charges                                     32              105
    Amortization of deferred financing costs                211              724
                                                        -------          -------
      Total                                             $10,147          $27,808
                                                        =======          =======

Ratio of earnings to fixed charges                         1.60             1.94
                                                        =======          =======